Exhibit E

March 10, 2017

The Republic of Argentina

Ministerio de Finanzas

Hipólito Yrigoyen 250

1310 City of Buenos Aires

Argentina

Re:	The Republic of Argentina

Registration Statement on Schedule B

Ladies and Gentlemen:

I write you in my capacity as the Legal Undersecretary of the Ministry of Finance of the Republic of Argentina (the “Republic”) in connection with the above-referenced Registration Statement on Schedule B (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the proposed offers to exchange (the “Offers”) up to U.S.$2,750,000,000 aggregate principal amount of 6.250% Bonds due 2019 (the “2019 New Bonds”), up to U.S.$4,500,000,000 aggregate principal amount of 6.875% Bonds due 2021 (the “2021 New Bonds”), up to U.S.$6,500,000,000 aggregate principal amount of 7.500% Bonds due 2026 (the “2026 New Bonds”), up to U.S. 2,750,000,000 aggregate principal amount of 7.625% Bonds due 2046 (the “2046 New Bonds”), up to U.S.$1,000,000,000 aggregate principal amount of 6.625% Bonds due 2028 (the “2028 New Bonds”), up to U.S.$1,750,000,000 aggregate principal amount of 7.125% Bonds due 2036 (the “2036 New Bonds”), up to U.S.$3,250,000,000 aggregate principal amount of 5.625% Bonds due 2022 (the “2022 New Bonds”) and up to U.S.$3,750,000,000 aggregate principal amount of 6.875% Bonds due 2027 (the “2027 New Bonds” and, together with the 2019 New Bonds, the 2021 New Bonds, the 2026 New Bonds, the 2046 New Bonds, the 2028 New Bonds and the 2022 New Bonds, the “New Bonds”) that have been registered under the Act for an equal principal amount of the Republic’s issued and outstanding 6.250% Bonds due 2019 (the “2019 Bonds”), 6.875% Bonds due 2021 (the “2021 Bonds”), 7.500% Bonds due 2026 (the “2026 Bonds”), 7.625% Bonds due 2046 (the “2046 Bonds”), 6.625% Bonds due 2028 (the “2028 Bonds”), 7.125% Bonds due 2036 (the “2036 Bonds”), 5.625% Bonds due 2022 (the “2022 Bonds”) and 6.875% Bonds due 2027 (the “2027 Bonds” and, together with the 2019 Bonds, the 2021 Bonds, the 2026 Bonds, the 2046 Bonds, the 2028 Bonds and the 2022 Bonds, the “Bonds”). The New Bonds will be issued pursuant to an Indenture dated as of April 22, 2016 (the “Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

The present opinion is being delivered to you solely upon the examination of the documents listed below, and in accordance with relevant Argentine law in force as of the date hereof; therefore, I express no opinion other than as to the laws of Argentina. I have assumed for the purpose of this opinion (except for the matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance, execution and delivery of the New Bonds (other than by the Republic) have been or will be duly authorized, executed and delivered by the appropriate party or parties thereto (other than the Republic) and that each such party (other than the Republic), has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under teach of the documents to which it is a party; (b) the authenticity of all documents examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures (other than signatures of officials of the Republic); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States Federal law, are relevant to the opinion expressed below, I have relied, without making any independent investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to Argentina.

In arriving at the opinion expressed below, I have reviewed the following provisions, laws, decrees, regulations, documents and instruments:

(a)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(b)	the Indenture;

(c)	the forms of the New Bonds; and

(d)	all relevant provisions of the Constitution of the Nation of Argentina and all relevant laws and orders of Argentina and other governmental acts under which the issuance of the Securities has been authorized, including, but not limited to, the following (English translations of which are attached as exhibits hereto):

a.	The Constitution of the Nation of Argentina, in particular Article 99(1);

b.	the Civil Code of the Republic of Argentina, in particular Articles 234 and 235;

c.	the Civil and Commercial Procedures Code of the Republic of Argentina, in particular, Articles 1, 2, 517, 518, and 519;

d.	Permanent Supplementary Budget Law No. 11,672, in particular Articles 53, and 165 to 170;

e.	Law No. 24,156 of Financial Administration of the Public Sector, in particular, Article 60;

f.	Law No. 27,198, as amended, in particular, Article 34;

g.	Law No. 27,249, in particular, Article 7;

h.	Law No. 27,341, in particular, Article 34;

i.	Presidential Decree No. 1,344 dated October 4, 2007, in particular, Article 6, Section 1 of the Annex;

j.	Presidential Decree No. 594 dated April 18, 2016, in particular, Articles 1, 2 and 3;

k.	Decree No. 29 dated January 12, 2017, in particular Articles 1, 2 and 3;

l.	Resolution No. 146 dated April 21, 2016 of the former Ministry of Treasury and Public Finance, in particular Articles 1 and 2, and Annex I;

m.	Joint Resolution No. 32 of the Finance Secretary and No. 122 of the Treasury Secretary dated July 5, 2016 in particular Articles 1 and 3, and Annex I;

n.	Resolution No. E 5 dated January 5, 2017 from the Ministry of Finance in particular Articles 1 and 3, and Annex I; and

o.	all such documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that under and with respect to the present laws of Argentina, the New Bonds, when duly authorized, executed and delivered by Argentina pursuant the Indenture, and assuming due authentication thereof by the Trustee pursuant to the Indenture, will constitute valid and legally binding obligations of Argentina.

I hereby consent to the filing of this opinion with the Registration Statement and to the reference to the Legal Undersecretary of the Ministry of Finance under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statements. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

By:	/s/ Eugenio Andrea José Bruno
Eugenio Andrea José Bruno
Legal Undersecretary of the Ministry of Finance

THE CONSTITUTION OF THE NATION OF ARGENTINA

(English Translation)

Article 99(1)

The President of the Nation has the following powers:

1. Is the supreme authority of the Nation, and the head of the government with responsibility for the general administration of the country.

THE CIVIL AND COMMERCIAL CODE OF THE REPUBLIC OF ARGENTINA

(English Translation)

Article 234

Goods that are outside the realm of commerce. Goods that are outside the realm of commerce are those that are expressly prohibited:

1. by law.

2. by legal acts in as much as this Code allows such prohibitions.

Article 235

Property of the public domain. The following is deemed property of the public domain, except those specified in special laws:

1. territorial seas up to the distance established by international treaties and special laws, notwithstanding the jurisdictional power over the adjacent area, economic zone or continental platform. Territorial seas being understood as the water, seabed and subsoil;

2. interior seas, bays, gulfs, inlets, ports, anchorages and maritime beaches; maritime beaches being understood as such the area washed or emptied by waters during normal rising tides or common average floods, and their continuation until the distance set forth in applicable national or local legislation;

3. rivers, estuarys, streams and other waters that flow through natural beds, lakes and navigable lagoons, glaciers and periglacial areas and any other waters which have or acquire the capacity to satisfy uses of general interest, including undersurface waters, notwithstanding the regular exercise of the property owner’s right to extract as much undersurface waters as he wishes and subject to regulations. River is understood as the water, beaches and riverbed where water flows, delineated by the river bank measured by the average of ordinary overflows. Lake or lagoon is understood as the water, beach and lake beds, respectively, delineated in the same way as rivers;

4. existing islands or those that form in the territorial sea, exclusive economic zone, continental platform or in any type of river, estuary, stream, or in lakes or navigable lagoons, when they do not belong to private individuals;

5. the airspace overlying the territory and jurisdictional waters of the Argentina Republic, in accordance with international treaties and special legislation;

6. the streets, plazas, sidewalks, canals, bridges, and whichever other public work constructed for the common use or comfort;

7. the official documents of State entities;

8. the ruins and fields of archeological or scientific paleontological interest.

THE CODE OF CIVIL AND COMMERCIAL PROCEDURES OF

THE REPUBLIC OF ARGENTINA

(English Translation)

Article 1

The jurisdiction of the national courts is unextendible.

Notwithstanding what is provided in international treaties and article 12, section 4, Law 48, territorial competency in exclusively property related matters is an exception to the above and may be extended by agreement of parties. If these are international matters, jurisdiction may be extended even in favor of foreign judges or arbitrators acting outside of the Republic, except in those cases in which the Argentine courts have exclusive jurisdiction or when the extension of jurisdiction is prohibited by law

Article 2

The extension will be acted upon if it arises from a written agreement by means of which the interested parties explicitly manifest their decision to subject to the jurisdiction of a specific tribunal. Likewise, the claimant by virtue of initiating a legal action and the defendant when answering it may oppose previous demurrers without joining the declinatory plea.

Article 517

Judgments of foreign courts shall have enforceability as provided for in the treaties executed with the country in which such judgments were given.

When no controlling treaties exist, there will be seizure if the parties agree on the following requisites:

1. That the judgment rendered in accordance with the authority of the court in the state in which it has been pronounced is issued by a competent tribunal according to Argentine international jurisdictional regulations and is a result of a personal lawsuit or a lawsuit over property if such property has been transferred to the Republic during or after the proceeding conducted in the foreign country;

2. That the defendant against whom the judgment is intended to be executed, has been served with process and has been allowed to present a defense;

3. That the judgment meets the requirements necessary to be considered enforceable in the location in which it would have been rendered and the conditions of authenticity required by the national law;

4. That the judgment does not contravene the public policy principles of Argentine law;

5. That the judgment is not incompatible with another judgment pronounced, either before or simultaneously, by an Argentine tribunal.

Article 518

The enforceability of a judgment of a foreign court shall be requested before the corresponding judge of first instance, by filing an authenticated and translated copy of it and a copy of proceedings that demonstrate that the judgment is final and that the rest of the requisites are complied with, if that information is not evident in the judgment.

For the proceedings of the exequatur, the rules of the motions shall apply.

If the execution is attested, it will proceed according to the established manner for judgments pronounced by Argentine tribunals.

Article 519

When the authority of a foreign judgment is invoked in trial, such a judgment would be enforceable only if all the requisites of article 517 are satisfied.

PERMANENT SUPPLEMENTARY BUDGET LAW NO. 11,672

(English Translation)

Article 53

Should it be desirable to facilitate the movement of capital in the domestic or external markets, with the purpose of establishing or extending the public services or activities which are directly or indirectly related to such services by means of legally authorized works or projects, or to make investments fundamental to the economic development of the country, declared by law or the National Executive Power to be of national interest, the National Executive Power is hereby authorized to assess loans from international economic-financial institutions of which the Argentine Republic is a member, provided such loans conform to the usual terms and conditions and to the stipulations contained in their respective basic covenants and debt regulations.

The National Executive Power is hereby authorized to submit possible disputes with foreign persons to judges from other jurisdictions, arbitration courts with designated impartial arbitrators or the International Court of Justice in The Hague.

Article 165

Funds, assets and any other financial instruments allocated to the performance of Public Sector budgets, whether in the form of cash, bank deposits, bonds, issued securities, third party obligations and, in general, any other method of payment used to settle expenses included in the National General Budget may not be attached and no decision whatsoever shall be admitted that may in any way affect the unrestricted use of the respective funds and securities by its holder(s).

Whoever may have taken notice, due to his official capacity, of any judicial action related to the subject matter of this law, will inform the Court that under the provisions of this law such action may not be sustained.

In those judicial actions in which the Court, upon the effectiveness of Law No. 24,624, has ordered the execution of the measures encompassed in the preceding provisions, having the relevant resources been transferred to judicial accounts, the representatives of the National State acting in the respective judicial action will solicit the restitution of said transfers to the original accounts and registers, unless such executions were valid, final and consented to prior to the effective date of Law No. 24,624.

Article 166

Judicial judgments not covered by Law No. 23,982, by reason of the date of the case or title of the obligation or any other circumstances, issued against public companies, corporations the majority of which is owned by the government, mixed economy companies, state enterprises and any other entity or business or corporate organization in which the National State or any of its agencies, whatever its nature, have full or partial ownership, may not, under any circumstances, be executed against the National Treasury, on account that the State’s liability is limited to its capital contribution or share in such business organizations.

Article 167

The obligation to provide the National Congress the communication, required under Article 22 of Law No. 23,982 regarding the non-attachable nature of funds, securities and other financial instruments allocated to the execution of the budget of the National Public Sector under the provisions of Article 19 of Law No. 24,624, shall be deemed fulfilled upon delivery of a certification issued in each case by the administrative-accounting service of the agency or entity involved.

Article 168

Non-attachability established under Article 19 of Law No. 24,624, shall apply whenever there subsist final unfavorable judgments that may not be settled as a result of the depletion of resources allocated under the Budget Law. Such circumstance shall be evidenced by a certification issued in each case by the administrative-accounting service mentioned in the above article.

Having complied with the communication established under Article 22 of Law No. 23,982, under no circumstances shall the claim be executed until the following fiscal period has elapsed or the period subsequent to that in which the claim could not be settled on account of the depletion of the budget appropriation allocated by the National Congress.

Article 169

Any attachment on funds, securities and other financial instruments applied to the execution of the National Public Sector budget shall automatically cease in all cases in which the relative agency or entity proves, through the above mentioned certifications, that it has delivered the communication provided under Article 22 of Law No. 23,982 and the depletion of resources allocated under the Budget Law.

Anybody failing to comply with a judicial order contravening the provisions of this article shall not incur any liability whatsoever, by notifying the court of the reasons impeding compliance with the judicial order.

Article 170

Judicial decisions against the National State or any other entity or agency in the National Public Sector, for the payment of moneys or otherwise when compliance therewith implies any payment of moneys, will be satisfied under the authorizations for expenses contained in the different Jurisdictions and Entities under the General Budget of the National Administration, without prejudice to the maintenance of the regime established under Laws No. 23,982 and 25,344.

In the case in which the Budget lacks the required budgetary credit to satisfy the judgment during the corresponding fiscal year, the National Executive Power shall make the necessary provisions for the judgment in the following fiscal year, to which effect the sued Jurisdictions and Entities should take due notice of the unfavorable judgment prior to July 31 in the year the draft was submitted, with the list of final judgments to be included in such draft being submitted to the Secretariat of the Treasury in accordance with guidelines established each year by said Secretary for elaborating the Draft Budget of the National Administration.

Resources allocated each year by the National Congress shall be applied to payment of the unfavorable judgments by each Financial Administrative Service and in the strict order of the dates of judicial notification of the action and until the assigned resources are exhausted, with the remaining judgments being paid with resources to be allocated in the following fiscal year.

LAW 24,156 OF FINANCIAL ADMINISTRATION OF THE PUBLIC SECTOR

(English Translation)

Article 60

The entities of the national administration will not be able to finalize any operation relating to the public credit that is not contemplated in the general budget law of the relevant year or in a specific law.

The general budget law must indicate at a minimum the following characteristics of the authorized pubic credit operations:

•	Debt type, specifying if considered internal or external;

•	Maximum authorized sum for the operation;

•	Minimum term of amortization;

•	Financial destination.

If the public credit operations of the national administration do not have authorization in the general budget law of the relevant year, they will need a law that expressly authorizes them.

Exempting the execution of arrangements established prior to this article, the operations of the public credit are those executed by the National Executive Power with international financial entities which the Nation is part of.

LAW NO. 27,198 DATED OCTOBER 28, 2015

(English Translation)

Article 34

Authorize, in accordance with the provisions of article 60 of the Law on Financial Administration and Control Systems of the National Public Sector, 24,156, and its amendments, the entities mentioned in the Schedule appended to this article to carry out operations of public credit for the amounts, specifications and destination of the financing indicated in the referred schedule.

The amounts indicated correspond to effective placement values. The use of this authorization must be informed in a reliable and detailed manner to both chambers of the National Congress, within thirty (30) days of the public credit operation being effected.

The Organ Responsible for the Coordination of Financial Management Systems of the National Public Sector will carry out the public credit operations corresponding to the Central Administration.

The Ministry of Economy and Public Finance may make modifications to the characteristics detailed in such Schedule in order to adapt them to the possibilities of obtaining financing, which should be informed in the same way and manner established in the second paragraph.

LAW NO. 27,249

(English Translation)

Article 7

It is hereby provided through the Enforcement Authority and under this act, issuance of Argentine Treasury bonds and/or hiring of other public operations for up to a nominal original value of US dollars and/or its equivalent in other currencies, necessary to comply with payments required under this act and as long as said payments do not exceed the amount of twelve thousand five hundred million US dollars (US$12,500,000,000) and/or its equivalent in other currencies, enlarging as a consequence National Administration General Budget for Fiscal Year 2016, approved by act no. 27,198.

The Enforcement Authority shall allocate the produce of issuances mentioned in the preceding paragraph to debt cancellations foreseen in this act. In case the issuance amount exceeds the payment amount provided under this act, the excess shall be imputed to the existing public debt authorization foreseen in National Administration General Budget for Fiscal Year 2016, approved by act no. 27,198.

LAW NO. 27,341

(English Translation)

Article 34

According to the provisions of section 60 of the Law on Financial Administration and Control Systems of the National Public Sector, 24,156, and its amendments, the entities mentioned in the Schedule appended to this article are hereby authorized to carry out public credit transactions for the amounts, specifications and allocation of the financing indicated in the referred schedule.

The amounts indicated correspond to effective placement values. The use of this authorization must be informed in a reliable and detailed manner to both chambers of the National Congress, within thirty (30) days of the public credit transaction being effected.

The Ministry of Economy and Public Finance shall submit to Congress within thirty (30) days this act has been passed the estimated financial program guidelines under this indebtedness authorization, detailing all monthly services, type of debt, currency and holding of said instruments – private sector, external sector and intra public sector holding. Said guidelines shall constitute general guidelines over financing schemes that may be used based on the information available on the date of this act. Likewise, advances, updates and modifications to said financial program shall be published.

The Organ Responsible for the Coordination of Financial Management Systems of the National Public Sector shall carry out the public credit transactions corresponding to the Central Administration.

The Ministry of Economy and Public Finance may make modifications to the characteristics detailed in such Schedule in order to adapt them to the possibilities of obtaining financing, which shall be informed in the same way and manner established in the second paragraph.

PRESIDENTIAL DECREE NO. 1,344 DATED OCTOBER 4, 2007

(English Translation)

Annex

Article 6

Roles mentioned in Section 6 of Financial Administration and National Public Sector Control Systems Act shall be assumed with respect to Public Credit System by FINANCE MINISTRY, while roles corresponding to Budget, Treasury and Accounting Systems shall be assumed by TREASURY MINISTRY or by the officers upon whom they confer them with a rank not lower than Secretary. (Subsection replaced with section 10 of the executive order no. 32/2017 O.G. 1/13/2017).

PRESIDENTIAL DECREE NO. 594/2016 DATED APRIL 18, 2016

(English Translation)

Article 1

The Ministry of Treasury and Public Finance assumes liability for an amount not exceeding the sum of NOMINAL VALUE US DOLLARS TEN THOUSAND MILLION (US$ 10,000,000,000), through the Organ Responsible for the Coordination of Financial Management Systems of the National Public Sector, including clauses that establish the extension of jurisdiction in favor of foreign courts, and that provide for the waiver to oppose the defense of sovereign immunity, exclusively, with respect to claims that may occur in the jurisdiction that is extended and with relation to agreements signed and public debt issuances, which are carried out under this decree, and subject to the inclusion of so-called “collective action clauses” and “pari passu clause”, in accordance with the current practices of the international capital markets.

The waiver to oppose the defense of sovereign immunity shall not imply any waiver of the immunity of the Argentine Republic relation to the execution of the assets detailed below:

(i) any reserves of the Central Bank;

(ii) any property in the public domain located in the territory of the Republic, including property that falls within the purview of Sections 234 and 235 of the Civil and Commercial Code of the Republic;

(iii) any property located in or outside the territory of the Republic that provides an essential public service;

(iv) any property (whether in the form of cash, bank deposits, securities, third party obligations or any other methods of payment) of the Republic, its governmental agencies and other governmental entities relating to the performance of the budget, within the purview of Sections 165 through 170 of Law No. 11,672, Ley Complementaria Permanente de Presupuesto (t.o. 2014);

(v) any property entitled to the privileges and immunities of the Vienna Convention on Diplomatic Relations of 1961 and the Vienna Convention on Consular Relations of 1963, including, but not limited to, property, premises and bank accounts used by the missions of the Republic;

(vi) any property used by a diplomatic, governmental or consular mission of the Republic;

(vii) taxes, duties, levies, assessments, royalties or any other governmental charges imposed by the Republic, including the right of the Republic to collect any such charges;

(viii) any property of a military character or under the control of a military authority or defense agency of the Republic;

(ix) property forming part of the cultural heritage of the Republic; or

(x) property entitled to immunity under any applicable sovereign immunity laws.

Article 2

Entrust the Ministry of Treasury and Public Finance, through the Organ Responsible for the Coordination of Financial Management Systems of the National Public Sector, with the registration with the “Securities And Exchange Commission” of the United States Of America for an amount that does not exceed the sum of the nominal value authorized by Article 1 of this decree. The operations under this decree must be included within the authorizations of the General Budget Law of the National Administration for each year or within the framework of Article 65 of the Law on Financial Administration and Control Systems of the National Public Sector No. 24,156 and its amendments.

Article 3

Authorize the Ministry of Treasury and Public Finance, through the Organ Responsible for the Coordination of Financial Management Systems of the National Public Sector, to:

(A) determine the periods, terms, methods and procedures of the issuance of new public securities;

(B) designate financial institutions that will participate in the placement of new public securities;

(C) sign agreements with financial institutions placing the new public securities to be issued, providing, the payment of commissions under market conditions;

(D) prepare and register programs of public bonds before the controlling entities of the main international capital markets;

(E) sign agreements with fiduciary agents, payment agents, information agents, custody agents, registration agents and agencies that qualify of risk that are necessary in regards to debt cancellation operations and the emission and placement of new public securities, providing payment of the corresponding fees and expenses under market conditions;

(F) make payments for other necessary expenses regarding registration, printing, distribution of prospectuses, translation and other associated expenses, which must be in market conditions, in order to comply with the provisions of this decree; and

(G) authorize certain officials in related areas to sign respective documentation and implement any other measure related to operations.

PRESIDENTIAL DECREE NO. 29/2016 DATED JANUARY 12, 2017

(English Translation)

Article 1

The Ministry of Finance assumes liability for an amount not exceeding the sum of NOMINAL VALUE US DOLLARS TWENTY THOUSAND MILLION (N.V. US$ 20,000,000,000) or its equivalent in other currency, through the Organ Responsible for the Coordination of Financial Management Systems of the National Public Sector, to include provisions establishing the extension of jurisdiction in favor of foreign AND state courts located in NEW YORK – UNITED STATES OF AMERICA -and/or courts located in the City of London – UNITED KINGDOM OF GREAT BRITAIN AND NORTH IRELAND, and that provide for the waiver to oppose the defense of sovereign immunity, exclusively, with respect to claims that may occur in the jurisdiction that is extended and with relation to agreements signed and public debt issuances, which are carried out under this executive order, and subject to the inclusion of the so-called “collective action clauses” and “pari passu clause”, in accordance with current practices of international capital markets.

The waiver to oppose the defense of sovereign immunity shall not imply any waiver of the immunity of the Republic of Argentina in relation to the execution of the assets detailed below:

(a)	any reserves of Argentine Central Bank;

(b)	any property in the public domain located in the territory of the Republic, including property that falls within the purview of Sections 234 and 235 of the Civil and Commercial Code of the Republic;

(c)	any property located in or outside the territory of the Republic that provides an essential public service;

(d)	any property (whether in the form of cash, bank deposits, securities, third party obligations or any other methods of payment) of the Republic, its governmental agencies and other governmental entities relating to the performance of the budget, within the purview of Sections 165 through 170 of Act No. 11,672, Permanent Supplementary Budget Act (Ley Complementaria Permanente de Presupuesto (o.t. 2014));

(e)	any property entitled to the privileges and immunities of the Vienna Convention on Diplomatic Relations of 1961 and the Vienna Convention on Consular Relations of 1963, including, but not limited to, property, premises and bank accounts used by the missions of the Republic;

(f)	any property used by a diplomatic, governmental or consular mission of the Republic;

(g)	taxes, duties, levies, assessments, royalties or any other governmental charges imposed by the Republic, including the right of the Republic to collect any such charges;

(h)	any property of a military character or under the control of a military authority or defense agency of the Republic;

(i)	property which is part of the cultural heritage of the Republic; or

(j)	property entitled to immunity under any applicable sovereign immunity laws.

Article 2

Entrust the Ministry of Finance, through the Organ Responsible for the Coordination of Financial Management Systems of the National Public Sector, with the registration with the “Securities And Exchange Commission” of the United States Of America for an amount of bonds that does not exceed the sum of the nominal value authorized by Section 1 of this executive order, which shall be subsequently issued within the framework of this order in one or more transactions for a total amount not exceeding said nominal value.

The operations under this decree shall be included within the authorizations of National Administration General Budget Act for each year or within the framework of Section 65 of Financial Administration and Control Systems of the National Public Sector Act No. 24,156 and its amendments.

Article 3

Authorize the Ministry of Finance, through the Organ Responsible for the Coordination of Financial Management Systems of the National Public Sector, to:

(A) determine the periods, terms, methods and procedures of the issuance of new public securities;

(B) designate financial institutions that will participate in the placement of new public securities;

(C) sign agreements with financial institutions placing the new public securities to be issued, providing, the payment of commissions under market conditions;

(D) prepare and register programs of public bonds before the controlling entities of the main international capital markets;

(E) sign agreements with fiduciary agents, payment agents, information agents, custody agents, registration agents and risk rating agencies which prove necessary to debt cancellation operations and the issuance and placement of new public securities, providing payment of the corresponding fees and expenses under market conditions;

(F) make payments for other necessary expenses regarding registration, printing, distribution of prospectuses, translation and other associated expenses, which must be in market conditions, in order to comply with the provisions of this executive order; and

(G) authorize specific officials of relevant areas to sign the corresponding documentation and to implement any other measure related to the operations foreseen under this act.

RESOLUTION NO. 146 DATED APRIL 21, 2016 OF THE MINISTRY OF TREASURY AND PUBLIC

FINANCE

(English Translation)

Article 1

To issue new public debt instruments called “BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES” (International Bonds of the Republic of Argentina in U.S. Dollars), plus the respective interest rate and maturity year, the financial conditions of which are detailed in Exhibit I, which is an integral part hereof, for an original nominal amount of up to SIXTEEN POINT FIVE BILLION U.S. DOLLARS. (US$ 16,500,000,000).

Article 2

To approve the forms of the documentation relating to the financing transaction to be carried out with the scope and on the terms and conditions of Law No. 27,249, Decree No. 594 of April 18, 2016 and this resolution, the English versions and translations into Spanish of which are an integral part hereof, according to the following detail:

[…]

Exhibit IV: Registration Rights Agreement

Annex I

II. COMMON CONDITIONS FOR THE FOUR INTERNATIONAL BONDS OF THE REPUBLIC OF ARGENTINA IN U.S. DOLLARS (BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES)

Ownership: For the issue of the BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES there will be issued:

a. For phase 1: 144A and Regulation S Global Certificates (“PHASE 1 UNREGISTERED BOND”) for each series, which will be deposited with DTC, and

b. For phase 2: in the Republic of Argentina, a Final 144A and Regulation S Certificate for each series, which after their issue will be immediately cancelled and replaced by Global Certificates (144A and Regulation S) (“PHASE 2 UNREGISTERED BONDS” and, together with the PHASE 1 UNREGISTERED BONDS, the “UNREGISTERED BONDS”) for each respective series, to be deposited with DTC.

c. For both phases: Global Certificates for Registered Bonds (“REGISTERED BOND”), which may eventually be delivered in substitution for the UNREGISTERED BONDS on the terms set forth in the Registration Rights Agreement after completion by the Republic of Argentina of the registration process with the U.S. Securities and Exchange Commission (“SEC”), being same authorized and subscribed by the Republic of Argentina on the original issue date with a nominal amount of zero (0), and to be authenticated in due time by the Trustee and delivered in substitution for the UNREGISTERED BONDS on the terms of the Registration Rights Agreement.

The portion of UNREGISTERED BONDS the holders of which request the substitution thereof for REGISTERED BONDS will be cancelled and replaced by the respective portion of REGISTERED BONDS.

Registration Rights: In order to be sold in the retail secondary market, the UNREGISTERED BONDS may be delivered, for a single time, to be substituted, in whole or in part, by REGISTERED BONDS, which will be registered with the SEC according to the provisions of the Registration Rights Agreement.

JOINT RESOLUTION NO. 32 OF THE FINANCE SECRETARY AND NO. 122 OF THE TREASURY

SECRETARY DATED JULY 5, 2016

(English Translation)

Article 1

To issue new public debt instruments called “BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES” (International Bonds of the Republic of Argentina in U.S. Dollars), plus the respective interest rate and maturity year, the financial conditions of which are detailed in Exhibit I, which is an integral part hereof, for an original nominal amount of up to TWO POINT SEVENTY FIVE BILLION U.S. DOLLARS.

Article 3

To approve the forms of the documentation relating to the financing transaction provided for in Section 1, and the designations made in Section 2 of this Resolution, the English versions and translations into Spanish of which are an integral part hereof, according to the following detail:

[…]

Exhibit IV: Registration Rights Agreement

Annex I

II. COMMON CONDITIONS FOR BOTH INTERNATIONAL BONDS OF THE REPUBLIC OF ARGENTINA IN U.S. DOLLARS (BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES)

Ownership: For the issue of the BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES there will be issued:

a. A Final 144A and Regulation S Certificate for each series, which after their issue will be immediately cancelled and replaced by Global Certificates (144A and Regulation S) (“UNREGISTERED BONDS”) for each respective series, to be deposited with DTC, and

b. Global Certificates for Registered Bonds (“REGISTERED BOND”), which may eventually be delivered in substitution for the UNREGISTERED BONDS on the terms set forth in the Registration Rights Agreement after completion by the Republic of Argentina of the registration process with the U.S. Securities and Exchange Commission (“SEC”), being same authorized and subscribed by the Republic of Argentina on the original issue date with a nominal amount of zero (0), and to be authenticated in due time by the Trustee and delivered in substitution for the UNREGISTERED BONDS on the terms of the Registration Rights Agreement.

The portion of UNREGISTERED BONDS the holders of which request the substitution thereof for REGISTERED BONDS will be cancelled and replaced by the respective portion of REGISTERED BONDS.

Registration Rights: In order to be sold in the retail secondary market, the UNREGISTERED BONDS may be delivered, for a single time, to be substituted, in whole or in part, by REGISTERED BONDS, which will be registered with the SEC according to the provisions of the Registration Rights Agreement.

RESOLUTION NO. E 5 DATED JANUARY 5, 2017 OF THE MINISTRY OF FINANCE

(English Translation)

Article 1

To issue new public debt instruments called “BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES” (International Bonds of the Republic of Argentina in U.S. Dollars), plus the respective interest rate and maturity year, the financial conditions of which are detailed in Exhibit I (IF-2017-00906704-APN-SSF#MF), which is an integral part hereof, for an original nominal amount of up to SEVEN BILLION U.S. DOLLARS. (US$ 7,000,000,000).

Article 3

To approve the forms of the documentation relating to the financing transaction provided for in Section 1, and the designations made in Section 2 of this Resolution, the English versions and translations into Spanish of which are an integral part hereof, according to the following detail:

[…]

Exhibit IV: Registration Rights Agreement (IF-2017-00906704-APN-SSF#MF)

Annex I

II. COMMON CONDITIONS FOR BOTH INTERNATIONAL BONDS OF THE REPUBLIC OF ARGENTINA IN U.S. DOLLARS (BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES)

Ownership: For the issue of the BONOS INTERNACIONALES DE LA REPÚBLICA ARGENTINA EN DÓLARES ESTADOUNIDENSES there will be issued:

a. A Final 144A and Regulation S Certificate for each series, which after their issue will be immediately cancelled and replaced by Global Certificates (144A and Regulation S) (“UNREGISTERED BONDS”) for each respective series, to be deposited with DTC/Euroclear/Clearstream, and

b. Global Certificates for Registered Bonds (“REGISTERED BOND”), which may eventually be delivered in substitution for the UNREGISTERED BONDS on the terms set forth in the Registration Rights Agreement after completion by the Republic of Argentina of the registration process with the U.S. Securities and Exchange Commission (“SEC”), being same authorized and subscribed by the Republic of Argentina on the original issue date with a nominal amount of zero (0), and to be authenticated in due time by the Trustee and delivered in substitution for the UNREGISTERED BONDS on the terms of the Registration Rights Agreement.

The portion of UNREGISTERED BONDS the holders of which request the substitution thereof for REGISTERED BONDS will be cancelled and replaced by the respective portion of REGISTERED BONDS.

Registration Rights: In order to be sold in the retail secondary market, the UNREGISTERED BONDS may be delivered, for a single time, to be substituted, in whole or in part, by REGISTERED BONDS, which will be registered with the SEC according to the provisions of the Registration Rights Agreement.